Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES HIGH STANDARD AVIATION

Paoli, PA, January 20, 2009—AMETEK, Inc. (NYSE: AME) announced the acquisition of High Standard Aviation, a Miami-based provider of electrical/electromechanical, hydraulic and pneumatic repair services to the aerospace industry. The privately held High Standard Aviation has annual sales of approximately $31 million.

“High Standard Aviation broadens the global footprint of our aerospace maintenance, repair and overhaul (MRO) business. Coupled with other recent AMETEK MRO acquisitions and expansion activities, we now have a significant and growing presence in this attractive market,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“High Standard Aviation strengthens our capabilities in electrical/electromechanical and hydraulic repair and provides us with a valuable presence in Miami, a key MRO hub for the southeastern United States as well as Latin America. It also adds to our position in the air cargo segment of the MRO business broadening our base with a number of key customers,” notes Mr. Hermance.

High Standard Aviation joins AMETEK’s global MRO network as a unit of AMETEK Aerospace & Defense. Along with MRO services, AMETEK Aerospace & Defense is a leading supplier of engine and aircraft sensors and monitoring systems; data acquisition units; fuel and fluid measurement systems; cables and harness assemblies; solid-state power distribution products; avionics blowers and fans; and heat transfer and cooling systems.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES HIGH STANDARD AVIATION

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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